Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Frank Cappello
(216) 432-6297
SIFCO Industries, Inc. announces the sale of its
Large Aerospace Turbine Engine Component Repair business to SR Technics
Cleveland, Ohio, March 16, 2006: SIFCO Industries, Inc. announces the sale of its Large Aerospace Turbine Engine Component Repair business to SR Technics, headquartered in Zurich, Switzerland. The Large Aerospace Turbine Engine Component Repair business is located in SIFCO’s Mahon Industrial Estate facility, Cork, Ireland. The facility provides turbine component repair services on General Electric, Snecma, Pratt & Whitney, and Rolls-Royce large commercial airline turbine engines and has a long history of serving 90% of the world’s major airlines and overhaul shops with high quality and efficient component repair services. The transaction is expected to close, subject to certain conditions being met, on or about April 20, 2006 at a price of approximately $9.8 million, with SIFCO retaining substantially all existing liabilities.
This acquisition substantially enhances SR Technics’ engine repair and integrated engine solutions offering for large commercial aircraft engines. Under SR Technics ownership, management and employees at the acquired organization will continue to serve its extensive customer base.
About SR Technics — SR Technics is the world’s leading independent provider of total technical solutions for aircraft, engines and components. With a workforce of around 4,770 personnel, the SR Technics Group (“Group”) generated total operating revenues of CHF 1.2 billion in 2004. SR Technics is owned by a combination of private equity investors (such as 3i and Star Capital) and its own management. The Group offers technical solutions and services to over 500 customers around the world, handling more than 750 aircraft, 300 engines and 78,000 components a year. For further information, please visit www.srtechnics.com.
About SIFCO Industries, Inc. — SIFCO Industries, Inc. (“Company”) is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include forging, heat-treating, coating, welding, machining and selective electrochemical finishing. The products include forgings, machined forged parts and other machined metal parts, remanufactured component parts for turbine engines, and selective electrochemical finishing solutions and equipment. The Company’s operations are conducted in three business segments: (1) Turbine Components Services and Repair Group, (2) Aerospace Component Manufacturing Group, and (3) Applied Surface Concepts Group.
Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.